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Exhibit 16(iv) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K



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BATTERY PARK HIGH YIELD CLASS  Y          Yield = 2{( $86,786.85     -    $9,156.81    )+1)^6-
                                                                                       1}=

Computation of SEC Yield                              1,039,062      *(   $10.56       -         0.00000)
As of:  March 31, 1997
                                                      SEC Yield =         8.64%

Dividend and/or Interest
Inc for the 30 days ended     $86,786.85


Net Expenses for              $9,156.81
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends          1,039,062

Maxium offering price         $10.56
per share as of 3-31-97

Undistributed net income      0.00000
Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)
30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=      12.00%


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